SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2018

Drone Guarder, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55766	39-2079422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

86-90 Paul Street London, England	EC2A 4NE
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 415-835-9463

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [X]

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 22, 2018, we entered into a Securities Purchase Agreement (the “SPA”), under which we agreed to sell a 12% convertible promissory note in an aggregate principal amount of $165,000.00 (the “Note”) to Auctus Fund, LLC (“Auctus”). The Note will bear interest at a rate of 12% per annum and will mature on October 22, 2018. The net proceeds of the sale of the Note, after deducting the expenses payable by us, are expected to be $162,250.

At any time after the 180th calendar day after the issue date of the Note, Auctus has the option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Note into shares of our common stock at the Conversion Price. The “Conversion Price” will be the lesser of (i) the lowest trading price of our common stock during the twenty-five-day trading period prior to the issue date of the Note and (ii) 50% of the lowest trading price of our common stock during the twenty-five-day trading period prior to the conversion. The Conversion Price is subject to further reduction upon certain events specified in the Note.

We have the right to prepay the Note at any time until the 180th calendar day after the issue date of the Note, in an amount equal to 150% (or 135% if we prepay the Note on or before the date that is 90 days after the issue date of the Note) of the outstanding balance of the Note (including principal and accrued and unpaid interest). We may not prepay the Note after the 180th calendar day after the issue date of the Note. We will be subject to a liquidated damages charge of 25% of the outstanding principal amount of the Note if we effect certain exchange transactions in accordance with, based upon or related or pursuant to Section 3(a)(10) of the Securities Act. In addition, the Note grants Auctus the right to update the terms of the SPA and the Note to incorporate the terms of any future transaction document related to a security issuance by us to a third party that are more favorable to the third party than the terms of the SPA and the Note.

Any amounts due and payable to Auctus under the terms of the Note, including any payment on an event of default, default interest, or agreed upon liquidated damages may, at the Auctus's option, be converted into shares of our common stock at the Conversion Price.

The foregoing description of the SPA and the Note and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the SPA and the Note, which are included in this Current Report as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference.

We claim an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, Auctus is an accredited investor, Auctus acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

If the Note is converted prior to us paying off such notes under the prepayment provisions, it would lead to substantial dilution to our shareholders as a result of the conversion discounted for the Note. There can be no assurance that there will be any funds available to pay of the Note, or if available, on terms that will be acceptable to us or our shareholders. If we fail to obtain such additional financing on a timely basis, Auctus may convert the Note and sell the underlying shares, which may result in significant dilution to shareholders due to the conversion discount, as well as a significant decrease in our stock price.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth in Items 1.01 is incorporated into this Item 2.03 by reference.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Items 1.01 is incorporated into this Item 3.02 by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Note
10.1	SPA

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Drone Guarder, Inc.

/s/ Adam Taylor

Adam Taylor

Chief Executive Officer

Date: February 14, 2018

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